Exhibit 10.1

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (the “Agreement”), dated as of November 9, 2022, is entered into by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), CANOO, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Pre-Paid Advance Agreement (as defined below).

BACKGROUND

(A)	On July 20, 2021, the parties entered into that Pre-Paid Advance Agreement (the “Pre-Paid Advance Agreement”) pursuant to which the Company may, provided that the conditions precedent to a Pre-Paid Advance set forth in Section 2.02 are then satisfied, request a Pre-Paid Advance in an amount not to exceed the Maximum Advance Amount from the Investor by providing a written Request.

(B)	Pursuant to this Agreement, the parties desire to supplement the terms and conditions of the Pre-Paid Advance Agreement in respect of a Request for a Pre-Paid Advance in the amount of $21,300,000 (the “Third Request”) to be provided by the Company to the Investor concurrently with the execution of this Supplemental Agreement.

(C)	Reference is made to the letter agreement entered into between the parties on October 5, 2022 (the “Letter Agreement”) regarding the ability of the Company to submit sales orders, and consummate sales pursuant to the August 8, 2022 Equity Distribution Agreement (the “Equity Distribution Agreement”) entered into by an among the Company, Evercore Group L.L.C. and H.C. Wainwright & Co. LLC, and payments to be made by the Company to the Investor toward the balance outstanding under prior Pre-Paid Advances.

(D)	As of the date hereof, the outstanding principal balance on the Pre-Paid Advance in the amount of $40,000,000 made on August 26, 2022 (the “Second Pre-Paid Advance”) is $5,000,000, plus accrued and unpaid interest thereon in the amount of $6,164.38 (as of November 9, 2022).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.            Third Pre-Paid Advance Amount

1.1.       The Company has requested, and the Investor has agreed to, a third Pre-Paid Advance in the amount of $21,300,000 (the “Third Pre-Paid Advance”). The Third Pre-Paid Advance shall be governed by the terms and conditions of the Pre-Paid Advance Agreement, except as set forth in this Agreement. Solely with respect to the Third Pre-Paid Advance, the parties hereby agree as follows:

(a)	The Pre-Advance Date in respect to the Third Pre-Paid Advance shall be November 10, 2022.

(b)	The Purchase Price shall mean the lower of (a) a price per share equal to 110% of the VWAP on the Trading Day immediately prior to the Pre-Advance Date of the Third Pre-Paid Advance (the “Fixed Price”), or (b) 95% of the lowest daily VWAP during five Trading Days immediately preceding each Purchase Notice Date, but not lower than the Floor Price.

(c)	The following provisions solely with respect to the Third Pre-Paid Advance shall replace Section 2.03(c) (Triggering Date) of the Pre-Paid Advance Agreement:

Triggering Date. Upon (a) an Event of Default, (b) any failure by the Company to observe or perform any material covenant, agreement or warranty contained in (i) the Pre-Paid Advance Agreement, (ii) the Letter Agreement, (iii) this Agreement, (including the strict adherence with the dates set forth in Section 1.3 hereof) or (iv) any other agreement between the parties hereto or (c) if, any time after February 1, 2023, and from time to time thereafter, (i) the VWAP is less than the Floor Price for at least five (5) Trading Days during a period of seven (7) consecutive Trading Days, or (ii) the Company has issued substantially all of the Common Shares available under the Exchange Cap (the last such day of each such occurrence, a “Triggering Date”), then the Company shall repay the full unpaid principal amount outstanding under the Third Pre-Paid Advance, plus the Redemption Premium in respect of such amount, and all accrued and unpaid interest in respect of the Third Pre-Paid Advance on the 10th calendar day after the Triggering Date.

(d)	Section 3.01(a)(iv) of the Pre-Paid Advance Agreement shall not apply in respect of the Third Pre-Paid Advance.

(e)	Section 3.01(h) of the Pre-Paid Advance Agreement shall not apply in respect of the Third Pre-Paid Advance.

(f)	The Company hereby agrees to pay the Investor a commitment fee of $1,087,000, which amount shall be deducted by the Investor from the proceeds of the Third Pre-Paid Advance.

1.2       Conditions Precedent.

(a)       Solely with respect to the Third Request, the Investor hereby waives the application of the conditions precedent set forth in Section 2.02(d), Section 2.02(i) (solely with respect to the market value requirement), and Section 2.02(k).

(b)       The right of the Company to request the Third Pre-Paid Advance, and the obligations of the Investor to advance to the Company the amount of such Pre-Paid Advance shall be subject to the Company having raised at least $10.0 million of equity financing prior to or concurrently with the closing of the Third Pre-Paid Advance.

1.3       Additional Agreements.

(a)       The Company shall call and hold an annual or special meeting of its shareholders on or before February 1, 2023, and shall obtain Board of Director approval to file any proxy statement for such meeting on or before November 14, 2022, for the purposes of: (i) obtaining the consent of the shareholders of the Company pursuant to Nasdaq Listing Rule 5635(d) for the issuance of all shares of its Common Stock that could be issued pursuant to the Pre-Paid Advance Agreement (such consent, “Shareholder Approval”), and (ii) obtaining the consent of the shareholders to amend the Pre-Paid Advance Agreement to provide for a Floor Price of $0.50 per share; the recommendation of the Company’s Board of Directors shall be to vote in favor of each such proposal, and the Company shall solicit proxies from its shareholders in connection therewith and management-appointed proxyholders shall vote their proxies in favor of each such proposal. The Company shall file the preliminary proxy relating to such proposals as soon as practicable following receipt of the aforementioned board approval and in no event later than November 21, 2022. Upon Shareholder Approval of the proposals, the Company shall implement the reduction of the Floor Price in respect of the Third Pre-Paid Advance to $0.50 per share.

(b)       Notwithstanding the terms of the Letter Agreement, the Investor hereby elects to waive the weekly payment obligation of the Company (including the payment that was due on November 7, 2022, and the payment that would be due on November 14, 2022), provided however, the parties hereby agree that on November 17, 2022, the Company shall pay to the Investor the full outstanding balance under the Second Pre-Paid Advance, including, without limitation, the entire principal balance, plus the Redemption Premium in respect of such amount, and all accrued and unpaid interest.

(c)       Notwithstanding the terms of the Letter Agreement, but subject to the Company’s payment obligations set forth in Section 1.3(b) hereof, the Company hereby agrees that it shall not submit sales orders, or consummate any sales pursuant to such orders, pursuant to the Equity Distribution Agreement from the date of this Letter Agreement until the later of (i) November 17, 2022 and (ii) two trading days after the filing by Tony Aquila (CIK: 0001399053) of a Form 4 pursuant to Section 16 of the Exchange Act in connection with the equity financing referred to in Section 1.2(b) hereof (such date, the “ATM Release Date”). Between the ATM Release Date and February 1, 2023, the Investor hereby consents to the Company submitting sales orders, and consummating sales pursuant to such orders, pursuant to the Equity Distribution Agreement until February 1, 2023. Thereafter the Company agrees that the restrictions set forth in Section 1.55 of the Pre-Paid Advance Agreement (regarding the Equity Distribution Agreement) shall be fully reinstated and in full force and effect.

(d)       For the avoidance of doubt, any failure by the Company to observe or perform any material covenant, agreement or warranty contained in (i) this Agreement, (ii) the Letter Agreement, or (iii) any other agreement between the parties hereof shall be an Event of Default under the Pre-Paid Advance Agreement.

2.         Representations, Warranties and Covenants.

2.1       Representations and Warranties. Each party represents and warrants to the other as of the date of this Agreement that:

(a)	it has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

(b)	it has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and no further action is required by the it, its Board of Directors or managers or members in connection therewith; and

(c)	the obligations assumed by it in this Agreement are legal, valid, and enforceable obligations binding on it in accordance with its terms.

2.2       As soon as possible (and prior to the opening of trading on the Trading Day immediately following the date hereof) the Company shall file with the SEC a report on Form 8-K or such other appropriate form as determined by counsel to the Company, relating to the transactions contemplated by this Agreement and, if deemed necessary, a Prospectus Supplement pursuant to Rule 424(b) of the Securities Act to the Prospectus dated May 19, 2022 and the Prospectus Supplement dated August 26, 2022, disclosing all information relating to the transaction contemplated hereby required to be disclosed therein (collectively, the “Cleansing Disclosure”). From and after the issuance of the Cleansing Disclosure, the Company represents to the Investor that it shall have publicly disclosed all material, non-public information delivered to the Investor by the Company in connection with the transactions contemplated by this Agreement and the Pre-Paid Advance Agreement, and that it shall have made all filings or disclosures as may be necessary to keep the Registration Statement and related Prospectus used in connection with such Registration Statement updated and effective, including, without limitation, the continued use of the Prospectus in connection with the Second Pre-Paid Advance.

2.3       Registration Statement. Promptly after the date hereof, the Company shall prepare and file with the SEC a preliminary Prospectus Supplement pursuant to Rule 424(b) of the Securities Act, and any other filings, reports, supplements, or amendments that may be required as a result of entering into this Agreement, disclosing all information relating to the closing of the Third Pre-Paid Advance required to be disclosed therein and an updated Plan of Distribution, necessary to register the transactions contemplated herein.

2.4       Notwithstanding anything to the contrary set forth in the Pre-Paid Advance Agreement, and in addition to the obligations of the Company therein and herein, the parties hereby agree that an Event of Default shall be deemed to have occurred if, at any time after February 1, 2023, and from time to time thereafter, a condition exists, and shall continue for five consecutive Trading Days, whereby the Company shall be unable to issue Common Shares to the Investor which may be freely resold by the Investor without any limitations or restrictions (other than the limitations set forth in Sections 3.01(b)(i) and 3.01(b)(iii) of the Pre-Paid Advance Agreement), including, without limitation, the occurrence of any of the following:

(i) a stop order or suspension of the effectiveness of the Registration Statement, or any suspension of the use of the Registration Statement imposed by the Company on the Investor;

(ii) the happening of any event, a result of which the Prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(iii) a failure of the Company to file on a timely basis all reports required to be filed with the SEC pursuant to the Exchange Act, or the termination of its status as an issuer required to file reports under the Exchange Act; or

(iv) a failure of the Company to have a sufficient number of authorized but unissued Common Shares available to satisfy any obligations incurred under the Pre-Paid Advance Agreement, the Letter Agreement, or this Agreement; or

(v) a failure by the Company to have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the issuance of the Common Shares to the Investor and the sale of the Common Shares by the Investor, including without limitation, those required by the Principal Market, if any.

2.5       The Company shall reserve at least 30,000,000 of its authorize Common Shares solely for issuance to the Investor under the Pre-Paid Advance Agreement and hereunder.

3.          Counterparts and delivery. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

4.          Governing law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Second Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be signed by their duly authorized officers.

COMPANY:

CANOO, INC.

By:	/s/ Tony Aquila
Name:	Tony Aquila
Title:	Executive Chairman and Chief Executive Officer

INVESTOR:

YA II PN, LTD.

By:	Yorkville Advisors Global LP
Its:	Investment Manager
	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

By:	/s/ Matt Beckman
Name:	Matt Beckman
Title:	Member